Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2020 FIRST QUARTER RESULTS
-First Quarter Comps Increased 5%, Including 4% Store Comps-
-Earnings Per Share Exceed Company’s Expectations-

First Quarter Fiscal 2020 Financial Summary

•	Net sales increased 2% to $496 million

•	Comparable sales increased 5%

•	GAAP EPS from continuing operations was $0.36 vs. $0.10 last year

•	Non-GAAP EPS from continuing operations was $0.33(1) vs. $0.14 last year

NASHVILLE, Tenn., May 31, 2019 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $0.36 for the three months ended May 4, 2019, compared to earnings from continuing operations per diluted share of $0.10 in the first quarter last year. Adjusted for the excluded items in both periods, the Company reported first quarter earnings from continuing operations per diluted share of $0.33, compared to earnings from continuing operations per diluted share of $0.14 last year.

Robert J. Dennis, Genesco Chairman, President and Chief Executive Officer, said: “Fiscal 2020 is off to a good start with improved results in every business. In our first quarter as a footwear-focused company following the recent sale of the Lids Sports Group, we delivered top and bottom line results that exceeded expectations. Our overall performance was fueled by the continued strength of our Journeys business, as the momentum from the successful back-to-school and holiday seasons carried over into the new year. The combination of strong consolidated comparable sales, which included positive store and digital comps, higher gross margins and the benefits from our recent cost reduction efforts drove earnings per share well ahead of our projection and up meaningfully compared with last year.

“Based on our better than expected first quarter performance, coupled with the repurchase of more shares than originally planned, we now view the higher end of our EPS range of $3.35 to $3.75 as the likely outcome for the year, compared with our previous view of something closer to the mid-point. Overall consolidated comps in the second quarter-to- date continue to be positive, with Journeys leading the way. We are now, however, more cautious about Johnston & Murphy and Schuh going forward given their performance to date. Due to this, plus the potential for more stranded costs this year resulting from a shorter than initially planned transition services period following the Lids sale, we are now a little more conservative about the outlook for the balance of the year. In addition, we are mindful of the macro-economic environments both in the U.S. and the U.K. For these reasons, we decided to maintain our current range versus increasing it, despite our favorable beginning to Fiscal 2020. Looking further ahead, we believe the work we’ve done sharpening our focus on operating footwear retail businesses and owning brands will fuel improved profitability and increased shareholder value over the long-term.”

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(1) Excludes a gain for lease terminations, partially offset by asset impairment charges, net of tax effect in the first quarter of Fiscal 2020 (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

First Quarter Review

Net sales for the first quarter of Fiscal 2020 increased 2% to $496 million from $486 million in the first quarter of Fiscal 2019. Excluding the effect of lower exchange rates, net sales would have increased 3%. Comparable sales increased 5%, with stores up 4% and direct up 15%. Direct-to-consumer sales were 11% of total retail sales for the quarter, compared to 10% last year.

Comparable Sales

Comparable Same Store and Direct Sales:	1QFY20	1QFY19
Journeys Group	7%	6%
Schuh Group	2%	(13)%
Johnston & Murphy Group	0%	7%
Total Genesco Comparable Sales	5%	2%
Same Store Sales	4%	1%
Comparable Direct Sales	15%	10%

First quarter gross margin this year was 49.4%, up 40 basis points, compared with 49.0% last year. The increase as a percentage of sales reflects decreased markdowns for Journeys Group and a higher mix of retail in Johnston & Murphy Group, partially offset by increased promotions at Schuh Group.

Selling and administrative expense for the first quarter this year was 47.7%, down 30 basis points, compared to 48.0% of sales for the same period last year. The decrease as a percentage of sales reflects strong leverage from rent and contributions from selling salaries and other expenses, partially offset by increased bonus expense.

Genesco’s GAAP operating income for the first quarter was $9.1 million, or 1.8% of sales this year compared with $3.7 million, or 0.8% of sales last year. Adjusted for the excluded items in both periods, operating income for the first quarter was $8.4 million this year compared with $4.8 million last year. Adjusted operating margin was 1.7% of sales in the first quarter of Fiscal 2019 and 1.0% last year.

The effective tax rate for the quarter was 30.7% in Fiscal 2020 compared to 31.1% last year. The adjusted tax rate, reflecting excluded items, was 31.3% in Fiscal 2020 compared to 28.2% last year. The higher adjusted tax rate for this year reflects the inability to recognize a tax benefit for certain foreign losses.

GAAP earnings from continuing operations were $6.5 million in the first quarter of Fiscal 2020, compared to $1.9 million in the first quarter last year. Adjusted for the excluded items in both periods, first quarter earnings from continuing operations were $5.9 million, or $0.33 earnings per share in Fiscal 2020, compared to earnings from continuing operations of $2.7 million, or $0.14 earnings per share last year.

Cash, Borrowings and Inventory

Cash and cash equivalents at May 4, 2019, were $156.7 million, compared with $30.9 million at May 5, 2018. Total debt at the end of the first quarter of Fiscal 2020 was $73.7 million compared with $105.7 million at the end of last year’s first quarter, a decrease of 30%. Inventories decreased 4% in the first quarter of Fiscal 2020 on a year-over-year basis.

Exhibit 99.1

Capital Expenditures and Store Activity

For the first quarter, capital expenditures were $7 million, which consisted of $4 million related to store remodels and new stores and $3 million related to direct-to-consumer, omnichannel, information technology, distribution center and other projects. Depreciation and amortization was $13 million. During the quarter, the Company opened three new stores and closed 11 stores. The Company ended the quarter with 1,504 stores compared with 1,539 stores at the end of the first quarter last year, or a decrease of 2%. Square footage was down 2% on a year-over-year basis.

Share Repurchases

For the first quarter of Fiscal 2020, the Company repurchased 1,809,112 shares for approximately $80.0 million at an average price of $44.20 per share, as part of a $125 million share repurchase program approved by the Board of Directors in December 2018. With the completion of the $125 million share repurchase program, the Board of Directors approved a new $100 million share repurchase program in May 2019. For the second quarter of Fiscal 2020 through May 24, 2019, the Company has repurchased 515,457 shares for approximately $22.8 million at an average price of $44.27 per share, leaving approximately $76 million available to repurchase under the current authorization.

Fiscal 2020 Outlook

For Fiscal 2020, the Company now expects:

•	Comparable sales to be up 1% to 2%, and

•	Adjusted diluted earnings per share from continuing operations in the range of $3.35 to $3.75 with an expectation that earnings for the year will be near the higher end of the range.(2)

Access the conference call for details regarding guidance assumptions.

Conference Call, Management Commentary and Investor Presentation

The Company has posted a supplemental financial presentation of first quarter results and Non-GAAP Fiscal 2019 results by quarter reflecting the sale of Lids Sports Group on its website, www.genesco.com, in the investor relations section. The Company's live conference call on May 31, 2019, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

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(2) A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Exhibit 99.1

Safe Harbor Statement
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of any share repurchases by the Company; the imposition of tariffs on imported products; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; cost associated with wage pressure associated with a full employment environment in the U.S. and the U.K.; weakness in the consumer economy and retail industry for the products we sell; competition in the Company's markets, including online and including competition from some of the Company’s vendors in the branded footwear market; fashion trends, including the lack of new fashion trends or products, that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors and the extent and pace of growth of online shopping; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; our ability to eliminate stranded costs associated with dispositions, including the sale of the Lids Sport Group business; our ability to realize anticipated cost savings; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Exhibit 99.1

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,500 retail stores throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contact:
Mimi E. Vaughn
Genesco Inc.
(615) 367-7386
mvaughn@genesco.com

Media Contact:
Claire S. McCall
Genesco Inc.
(615) 367-8283
cmccall@genesco.com

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter 1		Quarter 1
	May 4,	% of	May 5,	% of
	2,019	Net Sales	2,018	Net Sales
Net sales	$495,651	100.0%	$486,219	100.0%
Cost of sales	250,743	50.6%	248,213	51.0%
Gross margin	244,908	49.4%	238,006	49.0%
Selling and administrative expenses	236,555	47.7%	233,176	48.0%
Asset impairments and other, net	(731)	-0.1%	1,118	0.2%
Operating income	9,084	1.8%	3,712	0.8%
Other components of net periodic benefit cost	(86)	0.0%	(8)	0.0%
Interest expense, net	(166)	0.0%	1,028	0.2%
Earnings from continuing operations before
income taxes	9,336	1.9%	2,692	0.6%
Income tax expense	2,866	0.6%	836	0.2%
Earnings from continuing operations	6,470	1.3%	1,856	0.4%
Loss from discontinued operations, net of tax	(124)	0.0%	(4,187)	-0.9%
Net Earnings (Loss)	$6,346	1.3%	$(2,331)	-0.5%

Basic earnings (loss) per share:
Before discontinued operations	$0.37		$0.10
Net earnings (loss)	$0.36		$(0.12)

Weighted-average shares outstanding - Basic	17,645		19,278

Diluted earnings (loss) per share:
Before discontinued operations	$0.36		$0.10
Net earnings (loss)	$0.36		$(0.12)

Weighted-average shares outstanding - Diluted	17,850		19,455

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Quarter 1		Quarter 1
	May 4,	% of	May 5,	% of
	2019	Net Sales	2018	Net Sales
Sales:
Journeys Group	$323,972	65.4%	$306,142	63.0%
Schuh Group	76,844	15.5%	80,266	16.5%
Johnston & Murphy Group	74,734	15.1%	75,684	15.6%
Licensed Brands	20,083	4.1%	24,065	4.9%
Corporate and Other	18	0.0%	62	0.0%
Net Sales	$495,651	100.0%	$486,219	100.0%
Operating Income (Loss):
Journeys Group	$18,976	5.9%	$12,992	4.2%
Schuh Group	(5,428)	-7.1%	(5,640)	-7.0%
Johnston & Murphy Group	5,106	6.8%	4,867	6.4%
Licensed Brands	429	2.1%	276	1.1%
Corporate and Other(1)	(9,999)	-2.0%	(8,783)	-1.8%
Operating income	9,084	1.8%	3,712	0.8%
Other components of net periodic benefit cost	(86)	0.0%	(8)	0.0%
Interest, net	(166)	0.0%	1,028	0.2%

Earnings from continuing operations before income taxes	9,336	1.9%	2,692	0.6%
Income tax expense	2,866	0.6%	836	0.2%
Earnings from continuing operations	6,470	1.3%	1,856	0.4%
Loss from discontinued operations, net of tax	(124)	0.0%	(4,187)	-0.9%
Net Earnings (Loss)	$6,346	1.3%	$(2,331)	-0.5%

(1) Includes a ($0.7) million gain in the first quarter of Fiscal 2020 which includes a gain of ($1.0) million for lease terminations, partially offset by a $0.3 million charge for asset impairments. Includes a $1.1 million charge in the first quarter of Fiscal 2019 which includes $1.0 million for asset impairments and $0.2 million in legal and other matters, partially offset by a gain of ($0.1) million related to Hurricane Maria.

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 4, 2019	May 5, 2018
Assets
Cash and cash equivalents	$156,655	$30,880
Accounts receivable	33,275	42,158
Inventories	367,998	383,115
Other current assets	43,116	57,198
Current assets - discontinued operations	—	193,145
Total current assets	601,044	706,496
Property and equipment	271,320	296,096
Operating lease right of use asset	769,922	—
Goodwill and other intangibles	124,623	129,102
Other non-current assets	49,164	49,598
Non-current assets - discontinued operations	—	136,133
Total Assets	$1,816,073	$1,317,425

Liabilities and Equity
Accounts payable	$121,655	$106,732
Current portion long-term debt	13,914	1,690
Current portion operating lease liability	138,758	—
Other current liabilities	89,537	73,498
Current liabilities - discontinued operations	—	59,083
Total current liabilities	363,864	241,003
Long-term debt	59,762	103,994
Long-term operating lease liability	690,432	—
Other long-term liabilities	39,089	118,787
Non-current liabilities - discontinued operations	—	24,802
Equity	662,926	828,839
Total Liabilities and Equity	$1,816,073	$1,317,425

Exhibit 99.1

GENESCO INC.
Store Count Activity

	Balance			Balance			Balance
	2/3/2018	Open	Close	2/2/2019	Open	Close	5/4/2019
Journeys Group	1,220	26	53	1,193	1	6	1,188
Schuh Group	134	6	4	136	1	1	136
Johnston & Murphy Group	181	4	2	183	1	4	180
Total Retail Units	1,535	36	59	1,512	3	11	1,504

GENESCO INC.
Comparable Sales

	Quarter 1
	May 4,	May 5,
	2019	2018
Journeys Group	7%	6%
Schuh Group	2%	(13)%
Johnston & Murphy Group	0%	7%
Total Comparable Sales	5%	2%

Same Store Sales	4%	1%
Comparable Direct Sales	15%	10%

Schedule B

Genesco Inc.
Adjustments to Reported Earning from Continuing Operations
Three Months Ended May 4, 2019 and May 5, 2018

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 1
	May 4, 2019			May 5, 2018
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$6,470	$0.36		$1,856	$0.10

Asset impairments and other adjustments:
Impairment charges	$307	212	0.01	$1,025	741	0.04
Gain on lease terminations	(1,000)	(689)	(0.04)	—	—	0.00
Legal and other matters	—	—	0.00	193	140	0.00
Gain on Hurricane Maria	(38)	(26)	0.00	(100)	(72)	0.00
Total asset impairments and other adjustments	$(731)	(503)	(0.03)	$1,118	809	0.04

Income tax expense adjustments:
Other tax items		(58)	0.00		69	0.00
Total income tax expense adjustments		(58)	0.00		69	0.00

Adjusted earnings from continuing operations (1) and (2)		$5,909	$0.33		$2,734	$0.14

(1) The adjusted tax rate for the first quarter of Fiscal 2020 and 2019 is 31.3% and 28.2%, respectively, including a FIN 48 discrete item of less than $0.1 million in each period.

(2) EPS reflects 17.9 million and 19.5 million share count for the first quarter of Fiscal 2020 and 2019, respectively, which includes common stock equivalents in each period.

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended May 4, 2019 and May 5, 2018

	Quarter 1 - May 4, 2019
	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
In Thousands
Journeys Group	$18,976	$—	$18,976
Schuh Group	(5,428)	—	(5,428)
Johnston & Murphy Group	5,106	—	5,106
Licensed Brands	429	—	429
Corporate and Other	(9,999)	(731)	(10,730)

Total Operating Income	$9,084	$(731)	$8,353
% of sales	1.8%		1.7%

	Quarter 1 - May 5, 2018
	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
In Thousands
Journeys Group	$12,992	$—	$12,992
Schuh Group	(5,640)	—	(5,640)
Johnston & Murphy Group	4,867	—	4,867
Licensed Brands	276	—	276
Corporate and Other	(8,783)	1,118	(7,665)

Total Operating Income	$3,712	$1,118	$4,830
% of sales	0.8%		1.0%

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 1, 2020

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2020		Fiscal 2020
Forecasted earnings from continuing operations	$51.5	$3.06	$44.2	$2.62

Adjustments:(1)
Store impairments and other matters	1.5	0.09	2.2	0.13
Pension plan termination	10.2	0.60	10.2	0.60
Adjusted forecasted earnings from continuing operations (2)	$63.2	$3.75	$56.6	$3.35

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2020 is approximately 27.0%.

(2) EPS reflects 16.9 million share count for Fiscal 2020 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.